Exhibit 99.1

CIMG Inc. Appoints Mr. Wenlong Tong as its President

BEIJING, Oct. 9, 2025 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its partners’ sales growth and commercial value, today announced the board of directors has appointed Mr. Wenlong Tong as President of CIMG. The appointment of Mr. Wenlong Tong aims to improve the company’s diversified industrial layout and enhance its competitiveness in digital assets.

With years of entrepreneurial experience, Mr. Wenlong Tong is a seasoned sales professional who was instrumental in pioneering paid short-video services for traditional businesses in China. He has a proven track record of serving high-profile clients across multiple high-growth sectors, including Finance, Smart City initiatives, New Energy, and E-commerce.

Mr. Wenlong Tong, President of company, said, “I’m very excited to join CIMG, a company that has great growth potential and foresight. I look forward to making my contribution to the company’s development of computing power business, strengthen the company’s achievements in the field of digital assets and Web3.0 strategy.”

Alice Wang, Chairwoman and Chief Executive Officer of CIMG, commented, “We are very glad to welcome Mr. Wenlong Tong to the Company. We believe he’s expertise and experience will make valuable contribution to the development of our computing power business.”

About CIMG Inc.

CIMG Inc. is a global business group specializing in digital health and sales development. Utilizing technology and marketing (including MarTech and Multi-Channel Network), the Company enhances its partners’ sales growth and commercial value.

The company’s brands include Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. There cannot be any assurance that the Company and Flock well enter into a definitive agreement. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech